Exhibit (a)(4)

XL CAPITAL LTD
(“XL”)
SECURITY CAPITAL ASSURANCE LTD
(“SCA”)

ELECTION WITHDRAWAL NOTICE

To XL Capital Ltd:

I previously received a copy of XL and SCA’s offering materials filed with the Securities and Exchange Commission on Schedule TO-I on November 13, 2006 (the “Offering Materials”), and signed and returned the Letter of Transmittal, in which I elected to tender all of my eligible securities. I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to XL in accordance with the terms set forth in the Offering Materials, none of my eligible securities will be exchanged and will instead continue to be governed by XL’s Amended and Restated 1991 Performance Incentive Program and/or XL’s 1999 Performance Incentive Program and the relevant agreement(s) between XL and me.

I have completed and signed this Notice exactly as my name appears on my original Letter of Transmittal.

Date:	_____________________________________
Signature

Name:
(Please Print)